Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
07-03

Contacts:	James Haddox, CFO Reba Reid Quanta Services Inc. 713-629-7600	Ken Dennard / ksdennard@drg-e.com Kip Rupp / krupp@drg-e.com DRG&E 713-529-6600
QUANTA SERVICES REPORTS
FOURTH QUARTER AND ANNUAL RESULTS
Achieved Record Fourth Quarter and Annual Revenues
HOUSTON — February 22, 2007 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended December 31, 2006.
     Revenues in the fourth quarter of 2006 were a record high of $592.0 million, compared to revenues of $523.5 million in the fourth quarter of 2005. After recording a non-cash goodwill impairment charge of $56.6 million, net of tax, or $0.46 per diluted share, the net loss for the fourth quarter of 2006 was $30.5 million, or a loss per diluted share of $0.26, compared to net income of $18.5 million, or earnings per diluted share of $0.15 in the fourth quarter of 2005. For the three months ended December 31, 2006, adjusted net income, excluding the non-cash goodwill impairment charge, was $26.1 million or $0.20 per diluted share.
     Revenues for the twelve months of 2006 were a record high of $2.13 billion, compared to $1.86 billion for the twelve months of 2005. For the twelve months of 2006, the company reported net income of $17.5 million, or earnings per diluted share of $0.15, compared to net income of $29.6 million, or earnings per diluted share of $0.25 for twelve months of 2005. For the twelve months ended December 31, 2006, adjusted net income, excluding the non-cash goodwill impairment charge, was $74.1 million or $0.58 per diluted share. The adjusted net income and earnings per diluted share for the fourth quarter and full year 2006 are non-GAAP measures.
     “This was a year of strength for Quanta. For 2006, we achieved internal revenue growth of 15 percent, increased operating income by 94 percent excluding the goodwill impairment charge, and reached record backlog for the third consecutive quarter,” said John Colson, chairman and chief executive officer of Quanta Services. “This signifies the high demand for our services as the industries we serve focus on enhancing and expanding infrastructure to meet the growing demand for power and telecommunications services.”
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     The non-cash goodwill impairment charge recorded in the fourth quarter of 2006 was associated with one of the company’s operating units that has historically served the cable TV industry. This charge is a result of the annual impairment evaluation of the company’s goodwill balances as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”
     The non-GAAP measures in this press release are provided to enable investors to evaluate quarterly and annual performance excluding the effects of the non-cash goodwill impairment charge that management believes impact the comparability of operating results between reporting periods.
RECENT HIGHLIGHTS —
•	Renewed Electric Utility Contract — Quanta has obtained the renewal of a three-year contract valued at $80 million to $100 million per year, with an option for a two-year extension. Under the contract, Quanta will provide transmission and distribution new construction and maintenance services for the Pacific Northwest utility.
•	Supported Utilities in Restoration Efforts — In late 2006 and early 2007, Quanta deployed workers to support efforts to restore power following wind and ice storms. These storms were most extreme in the Northwest and Central United States. In some areas of Nebraska, more than four inches of ice accumulated on power lines during the storms.
•	Secured Contracts with NPPD to Rebuild Infrastructure — Nebraska Public Power District (NPPD) has recently contracted with Quanta to rebuild eight sections of transmission line, totaling 172 miles, including the rebuilding or replacement of more than 600 structures. The transmission infrastructure was damaged by recent ice storms and is critical to the reliability and stability of NPPD’s power delivery system. The majority of the work is expected to be completed before the 2007 summer peak load.

•	Expanded Service Offering Through Acquisition — In January 2007, Quanta completed the acquisition of Clearfield, Iowa-based Longfellow Drilling, Inc. (LDI). LDI is a specialized contractor in the installation of drilled pier foundations for a diversified customer base throughout the United States. The acquisition enhances Quanta’s in-house capabilities to install drilled pier foundations for electric transmission towers and wireless telecommunication towers.
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OUTLOOK
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.
     Quanta expects revenues for the first quarter of 2007 to range from $540 million to $550 million, with diluted earnings per share of approximately $0.10 to $0.12. This compares to revenues of $496.5 million and diluted earnings per share of $0.07 in the first quarter of 2006.
     Quanta Services has scheduled a conference call for February 22, 2007, at 9:30 a.m. Eastern time. To participate in the call, dial (303) 205-0033 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the live call on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software.
     For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s web site at www.quantaservices.com. A replay will be available through March 1, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11083521. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600.
     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other projections of financial and operating results, capital expenditures, growth in particular markets, benefits of the Energy Policy Act of 2005, strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results; adverse changes in economic conditions and trends in relevant markets; the ability to effectively compete for market share; potential failure of the Energy Policy Act of 2005 to result in increased spending on the electrical power transmission infrastructure; the ability to successfully identify, complete and integrate acquisitions; estimates and assumptions in determining financial results; the financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured; potential exposure to environmental liabilities; liabilities for claims that are self-insured or for claims that Quanta’s casualty insurance carrier fails to pay; potential liabilities relating to occupational health and safety matters; estimates relating to the use of percentage-of-completion accounting; dependence on fixed price contracts and potential to incur losses with respect to these contracts; beliefs and assumptions about the collectibility of receivables; the inability of customers to pay for services; rapid technological and structural changes that could reduce the demand for services; the ability to obtain performance bonds; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the ability to attract skilled labor and retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential shortage of skilled employees; growth outpacing infrastructure; potential exposure to environmental liabilities; risks associated with operating in international markets; requirements relating to governmental regulation and changes thereto; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing activities; the ability to generate internal growth; the adverse impact of goodwill impairments; the potential conversion of outstanding convertible subordinated notes; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2005, Quanta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and any other reports of Quanta filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
- Tables to follow -

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2006 and 2005 (In thousands, except per share information)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005		2006		2005
	(Unaudited)	(Unaudited)
Revenues	$592,028	$523,494		$2,131,038		$1,858,626
Cost of services	499,151	436,827		1,815,222		1,601,878

Gross profit	92,877	86,667		315,816		256,748
Selling, general & administrative expenses	49,261	49,053		183,735		184,688
Goodwill impairment	56,812	—		56,812		—
Net (gain) loss on sale of property & equipment	(277)	3,394		(733)		3,515

Income (loss) from operations	(12,919)	34,220		76,002		68,545
Interest expense	(5,409)	(5,986)		(26,823)		(23,949)
Interest income	3,612	2,280		13,924		7,416
Gain on early extinguishment of debt	—	—		1,598		—
Other income (expense), net	38	(89)		425		235

Income (loss) before taxes	(14,678)	30,425		65,126		52,247
Provision for taxes	15,780	11,963		47,643		22,690

Net income (loss)	$(30,458)	$18,462		$17,483		$29,557

Basic earnings (loss) per share	$(0.26)	$0.16		$0.15		$0.26

Diluted earnings (loss) per share	$(0.26)	$0.15	(a)	$0.15		$0.25

Shares used in computing earnings (loss) per share:
Basic	117,226	116,099		117,027		115,756

Diluted	117,226	141,482	(a)	117,863		116,634

Non-GAAP measures — adjusted to exclude non-cash goodwill impairment charge:

Adjusted income from operations	$43,893			$132,814
Adjusted net income	$26,135			$74,076
Adjusted diluted earnings per share	$0.20 (a)			$0.58	(a)

Shares used in computing adjusted diluted earnings per share	148,794 (a)			142,100	(a)

(a)	In accordance with GAAP, as a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted assuming conversion of Quanta’s convertible subordinated notes, and net income has been adjusted for an addback of related interest expense, net of tax.

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$383,687	$304,267
Accounts receivable, net	507,761	431,584
Costs and estimated earnings in excess of billings on uncompleted contracts	36,113	38,053
Inventories	28,768	25,717
Prepaid expenses and other current assets	34,300	31,389

Total current assets	990,629	831,010
PROPERTY AND EQUIPMENT, net	276,789	286,606
ACCOUNTS AND NOTES RECEIVABLE, net	7,815	15,229
OTHER ASSETS, net	32,642	33,583
GOODWILL AND OTHER INTANGIBLES, net	331,282	388,357

Total assets	$1,639,157	$1,554,785

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$34,845	$2,252
Accounts payable and accrued expenses	270,897	241,811
Billings in excess of costs and estimated earnings on uncompleted contracts	28,714	14,008

Total current liabilities	334,456	258,071
LONG-TERM DEBT, net of current maturities	—	7,591
CONVERTIBLE SUBORDINATED NOTES	413,750	442,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	161,868	142,885

Total liabilities	910,074	851,047

STOCKHOLDERS’ EQUITY	729,083	703,738

Total liabilities and stockholders’ equity	$1,639,157	$1,554,785

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